Exhibit 5.1

DuMoulin Black LLP 16th Floor, 1021 West Hastings Street Vancouver BC Canada V6E 0C3 www.dumoulinblack.com Telephone No. (604) 687-1224

October 9, 2026

DarkHorse Technologies Inc.

2810 N Church St, Suite 90696

Wilmington, Delaware 19802

Dear Sirs/Mesdames:

Re:	DarkHorse Technologies Inc. – Registration Statement on Form S-3

We have acted as counsel in the Provinces of British Columbia and Ontario (the “Provinces”) to DarkHorse Technologies Inc., a corporation currently governed by the Business Corporations Act (British Columbia) (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “SEC”) of a Registration Statement (the “Registration Statement”) on Form S-3 under the United States Securities Act of 1933, as amended, relating to the registration for resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of up to 3,333,322 common shares without par value in the capital of the Company (“Common Shares”), consisting of (i) up to 1,666,661 Common Shares that are currently issued and outstanding (the “Private Placement Shares”); and (ii) up to 1,666,661 Common Shares (the “Warrant Shares”) issuable upon exercise of certain warrants held by the Selling Shareholders (the “Warrants”).

The Private Placement Shares and the Warrants were sold pursuant to a securities purchase agreement (the “Purchase Agreement”) dated as of September 8, 2026, between the Company and the purchasers named therein (the “Purchasers”), which provided for the private placement (the “PIPE Transaction”) of units consisting of one Common Share and one Warrant to purchase one Common Share. The PIPE Transaction closed on September 11, 2026.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the following documents:

(a)	the Registration Statement;

(b)	the Purchase Agreement;

(c)	the form of certificate representing the Warrants (the “Warrant Certificate”);

(d)	a certificate of an officer of the Company dated the date hereof with respect to certain factual matters referred to herein (the “Officer’s Certificate”) and to which is attached a certified copy of the following:

(i)	the certificate and articles of amalgamation of the Company, as amended, and the by-laws of the Company, each as in effect as at the date of the Purchase Agreement and the closing of the PIPE Transaction (the “Pre-Continuance Constating Documents”);

(ii)	the notice of articles and articles of the Company in effect as of the date hereof (the “Post-Continuance Constating Documents” and, together with the Pre-Continuance Constating Documents, the “Constating Documents”); and

(iii)	the resolutions of the directors and audit committee of the Company approving, among other things, the PIPE Transaction and the sale of the Private Placement Shares and Warrants.

We have considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinions expressed below.

We are solicitors qualified to practice law in the Provinces only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Provinces and the laws of Canada applicable therein. The opinions herein are based on the laws of the Provinces and the laws of Canada applicable therein in effect on the date hereof. We assume no obligation to revise or supplement our opinions should applicable laws of any of the Provinces or the federal laws of Canada applicable therein be changed subsequent to the date hereof by legislative action, judicial decision or otherwise.

In expressing the opinions set forth below, we have assumed:

(a)	with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as a certified or true copy or as a reproduction (including scanned copies provided by e-mail) or received by electronic means or obtained from the SEDAR+ or EDGAR websites or otherwise retrieved via the internet, and the truthfulness and accuracy of the corporate records of the Company and of all certificates of public officials and officers of the Company;

(b)	the Purchase Agreement has been duly authorized, executed and delivered by each of the Purchasers and that the Purchasers have the legal capacity and corporate power and authority to execute and perform their obligations under the Purchase Agreement and the Purchase Agreement constitutes legal, valid and binding obligations of each of the Purchasers enforceable against each of the Purchasers in accordance with its terms;

(c)	the Registration Statement has become and remains effective and complies with all applicable laws; and

(d)	with regard to the Warrant Shares, there will not be any facts or circumstances arising subsequent to the date hereof and prior to the exercise of the Warrants that could affect any of the opinions expressed herein.

In rendering our opinions below, insofar as such opinions relate to questions of fact, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

Whenever our opinion refers to shares of the Company whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

Based and relying on the foregoing, and subject to the assumptions and qualifications expressed herein, we are of the opinion that:

1.	the Private Placement Shares registered under the Registration Statement have been validly issued as fully paid and non-assessable shares in the capital of the Company; and

2.	upon receipt by the Company of the exercise price in full for the Warrant Shares and the issuance of the Warrant Shares in consideration for such exercise price in accordance with the terms of the Warrants, the Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

This opinion is provided solely for the benefit of the Company in connection with the Registration Statement, and may not be used, circulated, quoted from or otherwise referred to for any other purpose and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ DuMoulin Black LLP

DuMoulin Black LLP

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